Acucela To Present at the BioCentury NewsMakers in the Biotech Industry Conference

SEATTLE (September 17, 2014) - Acucela Inc. (TOKYO: 4589), a clinical-stage biotechnology company that specializes in discovering and developing novel therapeutics to treat and slow the progression of sight-threatening ophthalmic diseases, today announced that its Founder, Chairman and CEO, Ryo Kubota, MD, PhD, will present at the BioCentury NewsMakers in the Biotech Industry Conference on Friday, September 26, 2014 at 10:00 a.m. Eastern Time at the Millennium Broadway Hotel & Conference Center in New York City, New York.

Acucela’s presentation will be webcast live at: https://www.webcaster4.com/Webcast/Page/392/5556. A replay of the webcast will be available on the Company's websites www.acucela.com and www.acucela.jp, for one full year.

About Acucela Inc.
Acucela Inc. (www.acucela.com or www.acucela.jp) is a clinical-stage biotechnology company that specializes in discovering and developing novel therapeutics to treat and slow the progression of sight-threatening ophthalmic diseases impacting millions of individuals worldwide. Acucela currently has the following candidates in development in collaboration with Otsuka Pharmaceutical Co., Ltd.: emixustat hydrochloride for GA associated with dry AMD based on Acucela’s proprietary visual cycle modulation technology; and OPA-6566 for ocular hypertension and glaucoma.

Contacts:

Acucela Inc.
Francesca T. Nolan	Tomomi Sukagawa
Director Corporate Communications	Director Investor Relations and Communication
Phone: 1-206-805-8300	Phone: +81(0)3.5789.5872
Email: fnolan@acucela.com	Email: investor@acucela.com

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